Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Second-Quarter Results

▪	Revenue increased 11 percent to $24.5 billion reflecting record commercial deliveries

▪	Core EPS (non-GAAP)* of $1.62; GAAP EPS of $1.59

▪	Strong operating cash flow of $3.3 billion on higher volume and improved productivity

▪	Backlog remains strong at $489 billion with nearly 5,700 commercial airplane orders

▪	Repurchased 14 million shares for $2.0 billion

▪	Cash & marketable securities of $9.6 billion provide strong liquidity

▪	EPS guidance updated for KC-46 charge that offset strong performance; cash guidance unchanged

Table 1. Summary Financial Results	Second Quarter			First Half
(Dollars in Millions, except per share data)	2015	2014	Change	2015	2014	Change

Revenues	$24,543	$22,045	11%	$46,692	$42,510	10%

Non-GAAP*
Core Operating Earnings	$1,713	$1,991	(14)%	$3,845	$4,086	(6)%
Core Operating Margin	7.0%	9.0%	(2.0) Pts	8.2%	9.6%	(1.4) Pts
Core Earnings Per Share	$1.62	$2.42	(33)%	$3.59	$4.16	(14)%
GAAP
Earnings From Operations	$1,683	$1,787	(6)%	$3,702	$3,329	11%
Operating Margin	6.9%	8.1%	(1.2) Pts	7.9%	7.8%	0.1 Pts
Net Earnings	$1,110	$1,653	(33)%	$2,446	$2,618	(7)%
Earnings Per Share	$1.59	$2.24	(29)%	$3.46	$3.50	(1)%
Operating Cash Flow	$3,297	$1,809	82%	$3,385	$2,921	16%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

CHICAGO, July 22, 2015 – The Boeing Company [NYSE: BA] reported second-quarter revenue increased 11 percent to $24.5 billion on record commercial deliveries (Table 1). Second quarter 2015 results included the previously announced $536 million after-tax charge ($0.77 per share) on the KC-46 Tanker program reflecting higher estimated costs. Core earnings per share (non-GAAP)* guidance for 2015 has been adjusted to between $7.70 and $7.90 per share, from $8.20 and $8.40, to reflect the impact of the second quarter 2015 KC-46 Tanker charge ($0.77 per share), partially offset by strong performance ($0.27 per share). GAAP earnings per share has been adjusted to between $7.60 and $7.80, from $8.10 and $8.30.

“Record commercial airplane deliveries to customers worldwide drove solid revenue growth, and the strength of our overall portfolio and diligent focus produced significant operating cash flow during the quarter,” said Boeing President and Chief Executive Officer Dennis Muilenburg.  “Strong operating performance across our commercial and defense production programs partially offset the tanker charge and enabled us to maintain our commitments to return cash to our shareholders and invest in innovation and our people.”
“Overall, our outlook for the second half of the year remains positive.  On the tanker program, we are investing the necessary resources to keep this vitally important program on schedule for our customer. We have a clear understanding of the work to be done and we are confident that the long-term financial value of the program will reward our additional investment."
“With our sustained focus on productivity and growth, we will continue to profitably deliver on our large and diverse backlog, capture new orders, and deliver increasing value to all of our stakeholders.”

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2015	2014	2015	2014
Operating Cash Flow	$3,297	$1,809	$3,385	$2,921
Less Additions to Property, Plant & Equipment	($692)	($449)	($1,266)	($946)
Free Cash Flow*	$2,605	$1,360	$2,119	$1,975
Operating cash flow in the quarter was $3.3 billion, reflecting commercial airplane production rates and strong operating performance (Table 2). During the quarter, the company repurchased 14 million shares for $2.0 billion, leaving $7.5 billion remaining under the current repurchase authorization which is expected to be completed over approximately the next two years. The company also paid $0.6 billion in dividends in the quarter, reflecting an approximately 25 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 15	Q1 15
Cash	$9.1	$8.6
Marketable Securities[1]	$0.5	$1.0
Total	$9.6	$9.6
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.6	$6.6
Boeing Capital, including intercompany loans	$2.4	$2.4
Total Consolidated Debt	$9.0	$9.0
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $9.6 billion and debt totaled $9.0 billion, both unchanged from the beginning of the quarter (Table 3).
Total company backlog at quarter-end was $489 billion, down from $495 billion at the beginning of the quarter, and included net orders for the quarter of $18 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2015	2014	Change	2015	2014	Change

Commercial Airplanes Deliveries	197	181	9%	381	342	11%

Revenues	$16,877	$14,304	18%	$32,258	$27,041	19%
Earnings from Operations	$1,206	$1,550	(22)%	$2,823	$3,052	(8) %
Operating Margin	7.1%	10.8%	(3.7) Pts	8.8%	11.3%	(2.5) Pts
Commercial Airplanes second-quarter revenue increased 18 percent to $16.9 billion on higher delivery volume and mix (Table 4). Second-quarter operating margin was 7.1 percent, reflecting the previously announced $513 million pre-tax charge on the KC-46 Tanker program and the dilutive impact of higher 787 and 747 deliveries partially offset by strong performance on production programs.
During the quarter, Commercial Airplanes captured orders for 116 737 MAX airplanes. The 737 program has won over 2,800 firm orders for the 737 MAX since launch. Also during the quarter, the company started assembly of the first 737 MAX airplane and the 787-10 program completed its Critical Design Review which indicated the program’s design is sound and development is on schedule.
Commercial Airplanes booked 171 net orders during the quarter. Backlog remains strong with nearly 5,700 airplanes valued at $431 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2015	2014	Change	2015	2014	Change
Revenues[1]
Boeing Military Aircraft	$3,488	$3,520	(1)%	$6,232	$6,975	(11)%
Network & Space Systems	$1,938	$1,920	1%	$3,670	$3,796	(3)%
Global Services & Support	$2,118	$2,307	(8)%	$4,351	$4,609	(6)%
Total BDS Revenues	$7,544	$7,747	(3)%	$14,253	$15,380	(7)%
Earnings from Operations[1]
Boeing Military Aircraft	$123	$164	(25)%	$384	$496	(23)%
Network & Space Systems	$151	$150	1%	$318	$318	—
Global Services & Support	$272	$268	1%	$587	$546	8%
Total BDS Earnings from Operations	$546	$582	(6)%	$1,289	$1,360	(5)%
Operating Margin	7.2%	7.5%	(0.3) Pts	9.0%	8.8%	0.2 Pts
1 During the first quarter of 2015, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s second-quarter revenue was $7.5 billion. Second quarter operating margin was 7.2 percent, reflecting the previously announced $322 million pre-tax charge recorded at BMA on the KC-46 Tanker program partially offset by strong performance on production programs and mix (Table 5).
Boeing Military Aircraft (BMA) second-quarter revenue was $3.5 billion, reflecting planned timing of deliveries and mix. Operating margin was 3.5 percent, reflecting the KC-46 Tanker program charge partially offset by strong performance on production programs. During the quarter, BMA was awarded contracts for six C-17 Globemaster III airlifters.
Network & Space Systems (N&SS) second-quarter revenue was $1.9 billion and operating margin was unchanged at 7.8 percent. During the quarter, NASA awarded Boeing the first ever commercial contract for a human spaceflight mission as part of the existing Commercial Crew contract.
Global Services & Support (GS&S) second-quarter revenue was $2.1 billion, reflecting lower volume in Aircraft Modernization and Sustainment. Operating margin increased to 12.8 percent on improved program mix. During the quarter, GS&S was awarded an F-15 international services contract extension.
Backlog at Defense, Space & Security was $58 billion, of which 39 percent represents orders from international customers.
Additional Financial Information

Table 6. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2015	2014	2015	2014
Revenues
Boeing Capital	$115	$90	$201	$172
Unallocated items, eliminations and other	$7	($96)	($20)	($83)
Earnings from Operations
Boeing Capital	$11	$33	$31	$77
Unallocated pension/postretirement	($30)	($204)	($143)	($757)
Other unallocated items and eliminations	($50)	($174)	($298)	($403)
Other income, net	$15	$11	$3	$20
Interest and debt expense	($75)	($81)	($136)	($173)
Effective tax rate	31.6%	3.7%	31.5%	17.6%
At quarter-end, Boeing Capital's net portfolio balance was $3.3 billion, down from $3.4 billion at the beginning of the quarter (Table 6). Total pension expense for the second quarter was $523 million, down from $693 million in the same period of the prior year. Other unallocated items and eliminations totaled $50 million at quarter end, down from $174 million in the same period of the prior year, primarily due to lower elimination of intercompany profit and deferred compensation expense. The company's effective income tax rate was 31.6 percent at quarter end, up from 3.7 percent in the same period of the prior year. The second quarter 2014 effective income tax rate included $524 million in tax benefits.

Outlook
The company’s 2015 financial and delivery guidance (Table 7) reflects the impact of the KC-46 Tanker charge and continued strong performance across the company.

Table 7. 2015 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$94.5 - 96.5	$94.5 - 96.5
Core Earnings Per Share*	$7.70 - 7.90	$8.20 - 8.40
GAAP Earnings Per Share	$7.60 - 7.80	$8.10 - 8.30
Operating Cash Flow	> $9	> $9

Commercial Airplanes
Deliveries	750 - 755	750 - 755
Revenue	$64.5 - 65.5	$64.5 - 65.5
Operating Margin	~9.0%	9.5% - 10.0%

Defense, Space & Security (revised for business realignment)
Revenue
Boeing Military Aircraft	~$12.5	~$12.5
Network & Space Systems	~$8.0	~$8.0
Global Services & Support	~$9.5	~$9.5

Total BDS Revenue	$29.5 - 30.5	$29.5 - 30.5

Operating Margin
Boeing Military Aircraft	~8%	~9.5%
Network & Space Systems	~9.0%	~9.0%
Global Services & Support	~11.5%	~11.0%

Total BDS Operating Margin	~9.5%	9.75% - 10.0%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.05	~$0.05

Research & Development	~ $3.5	~ $3.5
Capital Expenditures	~ $2.8	~ $2.8
Pension Expense [1]	~ $2.1	~ $2.1
Effective Tax Rate [2]	~ 29.0%	~ 30.5%
1 Approximately $0.3 billion is expected to be recorded in unallocated items and eliminations
2 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Rob Martin (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2015	2014	2015	2014
Sales of products	$41,408	$37,542	$21,923	$19,527
Sales of services	5,284	4,968	2,620	2,518
Total revenues	46,692	42,510	24,543	22,045

Cost of products	(35,627)	(31,932)	(19,247)	(16,674)
Cost of services	(4,186)	(3,999)	(2,086)	(1,979)
Boeing Capital interest expense	(33)	(35)	(17)	(17)
Total costs and expenses	(39,846)	(35,966)	(21,350)	(18,670)
	6,846	6,544	3,193	3,375
Income from operating investments, net	129	120	50	61
General and administrative expense	(1,705)	(1,795)	(760)	(918)
Research and development expense, net	(1,569)	(1,542)	(800)	(733)
Gain on dispositions, net	1	2		2
Earnings from operations	3,702	3,329	1,683	1,787
Other income, net	3	20	15	11
Interest and debt expense	(136)	(173)	(75)	(81)
Earnings before income taxes	3,569	3,176	1,623	1,717
Income tax expense	(1,123)	(558)	(513)	(64)
Net earnings	$2,446	$2,618	$1,110	$1,653

Basic earnings per share	$3.50	$3.55	$1.61	$2.26

Diluted earnings per share	$3.46	$3.50	$1.59	$2.24

Cash dividends paid per share	$1.82	$1.46	$0.91	$0.73

Weighted average diluted shares (millions)	706.6	747.4	698.9	740.1

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2015	December 31 2014
Assets
Cash and cash equivalents	$9,157	$11,733
Short-term and other investments	468	1,359
Accounts receivable, net	7,927	7,729
Current portion of customer financing, net	209	190
Deferred income taxes	17	18
Inventories, net of advances and progress billings	49,028	46,756
Total current assets	66,806	67,785
Customer financing, net	3,175	3,371
Property, plant and equipment, net of accumulated depreciation of $15,997 and $15,689	11,338	11,007
Goodwill	5,126	5,119
Acquired intangible assets, net	2,763	2,869
Deferred income taxes	6,264	6,576
Investments	1,256	1,154
Other assets, net of accumulated amortization of $419 and $479	1,374	1,317
Total assets	$98,102	$99,198
Liabilities and equity
Accounts payable	$11,531	$10,667
Accrued liabilities	13,226	13,343
Advances and billings in excess of related costs	23,373	23,175
Deferred income taxes and income taxes payable	8,894	8,603
Short-term debt and current portion of long-term debt	112	929
Total current liabilities	57,136	56,717
Accrued retiree health care	6,777	6,802
Accrued pension plan liability, net	17,537	17,182
Non-current income taxes payable	389	358
Other long-term liabilities	1,052	1,208
Long-term debt	8,904	8,141
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,721	4,625
Treasury stock, at cost – 331,193,968 and 305,533,606 shares	(27,463)	(23,298)
Retained earnings	37,365	36,180
Accumulated other comprehensive loss	(13,420)	(13,903)
Total shareholders’ equity	6,264	8,665
Noncontrolling interests	43	125
Total equity	6,307	8,790
Total liabilities and equity	$98,102	$99,198

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2015	2014
Cash flows – operating activities:
Net earnings	$2,446	$2,618
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	94	101
Depreciation and amortization	912	900
Investment/asset impairment charges, net	74	36
Customer financing valuation benefit	(5)	(26)
Gain on dispositions, net	(1)	(2)
Other charges and credits, net	140	87
Excess tax benefits from share-based payment arrangements	(124)	(97)
Changes in assets and liabilities –
Accounts receivable	(313)	(1,286)
Inventories, net of advances and progress billings	(2,395)	(3,402)
Accounts payable	888	1,783
Accrued liabilities	(177)	(913)
Advances and billings in excess of related costs	195	1,217
Income taxes receivable, payable and deferred	482	394
Other long-term liabilities	(17)	(88)
Pension and other postretirement plans	1,244	1,118
Customer financing, net	19	466
Other	(77)	15
Net cash provided by operating activities	3,385	2,921
Cash flows – investing activities:
Property, plant and equipment additions	(1,266)	(946)
Property, plant and equipment reductions	20	17
Acquisitions, net of cash acquired	(23)	(163)
Contributions to investments	(1,205)	(5,657)
Proceeds from investments	2,040	8,030
Other	22
Net cash (used)/provided by investing activities	(412)	1,281
Cash flows – financing activities:
New borrowings	761	85
Debt repayments	(846)	(854)
Repayments of distribution rights and other asset financing		(184)
Stock options exercised	276	261
Excess tax benefits from share-based payment arrangements	124	97
Employee taxes on certain share-based payment arrangements	(90)	(88)
Common shares repurchased	(4,501)	(3,998)
Dividends paid	(1,264)	(1,071)
Other		(12)
Net cash used by financing activities	(5,540)	(5,764)
Effect of exchange rate changes on cash and cash equivalents	(9)	7
Net decrease in cash and cash equivalents	(2,576)	(1,555)
Cash and cash equivalents at beginning of year	11,733	9,088
Cash and cash equivalents at end of period	$9,157	$7,533

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2015	2014	2015	2014
Revenues:
Commercial Airplanes	$32,258	$27,041	$16,877	$14,304
Defense, Space & Security:
Boeing Military Aircraft	6,232	6,975	3,488	3,520
Network & Space Systems	3,670	3,796	1,938	1,920
Global Services & Support	4,351	4,609	2,118	2,307
Total Defense, Space & Security	14,253	15,380	7,544	7,747
Boeing Capital	201	172	115	90
Unallocated items, eliminations and other	(20)	(83)	7	(96)
Total revenues	$46,692	$42,510	$24,543	$22,045
Earnings from operations:
Commercial Airplanes	$2,823	$3,052	$1,206	$1,550
Defense, Space & Security:
Boeing Military Aircraft	384	496	123	164
Network & Space Systems	318	318	151	150
Global Services & Support	587	546	272	268
Total Defense, Space & Security	1,289	1,360	546	582
Boeing Capital	31	77	11	33
Unallocated items, eliminations and other	(441)	(1,160)	(80)	(378)
Earnings from operations	3,702	3,329	1,683	1,787
Other income, net	3	20	15	11
Interest and debt expense	(136)	(173)	(75)	(81)
Earnings before income taxes	3,569	3,176	1,623	1,717
Income tax expense	(1,123)	(558)	(513)	(64)
Net earnings	$2,446	$2,618	$1,110	$1,653

Research and development expense, net:
Commercial Airplanes	$1,097	$970	$554	$441
Defense, Space & Security	474	577	250	297
Other	(2)	(5)	(4)	(5)
Total research and development expense, net	$1,569	$1,542	$800	$733

Unallocated items, eliminations and other:
Share-based plans	($37)	($44)	($16)	($20)
Deferred compensation	(48)	(19)	10	(26)
Amortization of previously capitalized interest	(49)	(36)	(20)	(18)
Eliminations and other unallocated items	(164)	(304)	(24)	(110)
Sub-total (included in core operating earnings)	(298)	(403)	(50)	(174)
Pension	(209)	(804)	(57)	(228)
Postretirement	66	47	27	24
Total unallocated items, eliminations and other	($441)	($1,160)	($80)	($378)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30		Three months ended June 30
Commercial Airplanes	2015	2014	2015	2014
737	249	239	128	124
747	9	6	5	2
767	9	1	4	1
777	50	48	26	24
787	64	48	34	30
Total	381	342	197	181
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	12	19	6	9
AH-64 Apache (Remanufactured)	23	25	13	11
C-17 Globemaster III	3	5	2	2
CH-47 Chinook (New)	21	32	15	15
CH-47 Chinook (Renewed)	5		1
F-15 Models	5	8	4	4
F/A-18 Models	20	23	9	12
P-8 Models	6	2	4	2

Global Services & Support
AEW&C		2		1
C-40A	1

Network & Space Systems
Commercial and Civil Satellites	1	2	1	2
Military Satellites	1		1

Contractual backlog (Dollars in billions)	June 30 2015	March 31 2015	December 31 2014
Commercial Airplanes	$430.8	$435.0	$440.1
Defense, Space & Security:
Boeing Military Aircraft	22.8	21.3	21.1
Network & Space Systems	9.1	9.4	8.9
Global Services & Support	16.5	16.9	16.9
Total Defense, Space & Security	48.4	47.6	46.9
Total contractual backlog	$479.2	$482.6	$487.0
Unobligated backlog	$9.6	$12.5	$15.3
Total backlog	$488.8	$495.1	$502.3
Workforce	163,500	163,100	165,500

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Second Quarter		First Half		Guidance
	2015	2014	2015	2014	2015
Revenues	$24,543	$22,045	$46,692	$42,510

GAAP Earnings From Operations	$1,683	$1,787	$3,702	$3,329
GAAP Operating Margin	6.9%	8.1%	7.9%	7.8%

Unallocated Pension/Postretirement Expense	$30	$204	$143	$757	$110
Core Operating Earnings (non-GAAP)	$1,713	$1,991	$3,845	$4,086
Core Operating Margin (non-GAAP)	7.0%	9.0%	8.2%	9.6%

Increase/(Decrease) in GAAP Earnings From Operations	(6%)		11%
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	(14%)		(6%)

GAAP Diluted Earnings Per Share	$1.59	$2.24	$3.46	$3.50	$7.60 - $7.80
Unallocated Pension/Postretirement Expense[1]	$0.03	$0.18	$0.13	$0.66	$0.10
Core Earnings Per Share (non-GAAP)	$1.62	$2.42	$3.59	$4.16	$7.70 - $7.90

Weighted Average Diluted Shares (millions)	698.9	740.1	706.6	747.4	695 - 700
Increase/(Decrease) in GAAP Earnings Per Share	(29%)		(1%)
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	(33%)		(14%)

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.